SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549



                                   FORM 8-K


                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



              Date of Report (Date of earliest event reported):
                                 July 18, 1994


                             NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)



          Delaware                     1-2979                41-0449260
(State or other jurisdiction        (Commission            (IRS Employer
     of incorporation)              File Number)           Identification No.)



              Norwest Center
           Sixth and Marquette
         Minneapolis, Minnesota                                       55479
(Address of principal executive offices)                           (Zip Code)



         Registrant's telephone number, including area code:  612-667-1234










Item 5.	Other Events.


RECENT OPERATING RESULTS


Norwest Corporation's ("Norwest") net income was $202.0 million for the quarter ended June 30, 1994, a 19.6% increase over the $168.9 million earned in the second quarter of 1993. Net income per common share was 61 cents, compared with 52 cents in the second quarter of 1993, an increase of 17.3%. Return on common equity was 22.4% and return on assets was 1.48% for the second quarter of 1994, compared with 20.4% and 1.37%, respectively, in the second quarter of 1993.

For the first six months of 1994, net income was $392.5 million, or $1.20 per common share, an increase of 20.0% and 18.8%, respectively, over the $327.2 million or $1.01 per common share earned in the first six months of 1993. Return on common equity was 21.5% and return on assets was 1.47% for the first six months of 1994, compared with 20.2% and 1.35%, respectively, for the same period a year ago.

The 1993 results have been restated to include First United Bank Group, Inc. (First United), acquired on January 14, 1994, in a pooling of interests transaction.

Net interest income in the second quarter of 1994 was $697.3 million, compared with $614.3 million in the second quarter of 1993, an increase of 13.5%. The improvement from the second quarter of 1993 is primarily due to a 10.7% growth in average earning assets, and a 11 basis point increase in net interest margin. Net interest income increased 10.0% to $1,347.2 million for the first six months of 1994, compared to the same period in 1993. The increase is attributable to a 10.3% higher level of earning assets.

Norwest provided $23.7 million for credit losses in the second quarter of 1994, or 0.32% of average loans and leases. This compares with $39.4 million or 0.61% in the same period a year ago. Net credit losses totaled $33.4 million in the second quarter of 1994, compared with $45.2 million in the second quarter of 1993. As a percent of average loans and leases, net credit losses were 0.45% in the second quarter of 1994, compared with 0.70% in the same period a year ago.

For the first six months of 1994, Norwest's provision amounted to $60.0 million, compared with $77.5 million for the same period of 1993. Net credit losses were $76.6 million and $83.4 million for the six months ended June 30, 1994 and 1993, respectively. Net credit losses, as a percent of average loans and leases, were 0.53% in the first half of 1994, compared with 0.65% in the same period of 1993.

Non-performing assets, including non-accrual and restructured loans and leases and other real estate owned, totaled $200.7 million, or 0.66% of loans, leases and other real estate owned, at June 30, 1994. Non-performing assets were $269.0 million at December 31, 1993, and $343.3 million at June 30, 1993. The decrease from year-end 1993 was primarily due to a $52.2 million reduction in

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non-accrual loans.  The allowance for credit losses was $790.4 million at June
30, 1994, and represented 393.8% of non-performing assets.

Consolidated non-interest income decreased 8.2% to $386.9 million, compared to the second quarter of 1993. Investment securities losses of $43.5 million were recorded during the second quarter of 1994, providing an opportunity to reinvest at higher yields.

For the first six months of 1994, non-interest income was up $50.2 million to $821.0 million, an increase of 6.5% over 1993. This increase was primarily due to increased mortgage banking revenues, insurance fees and deposit service charges.

Consolidated non-interest expenses in the second quarter of $759.0 million represented an increase of 0.5% over the second quarter of 1993.
For the six months ended June 30, 1994, non-interest expenses were up $88.7 million to $1,528.1 million, an increase of 6.2% over 1993. The quarterly and year-to-date increases reflect higher salaries and benefits costs at Norwest Mortgage to support origination and servicing growth and in the Banking Group due to acquisitions. Offsetting the increases in salaries and benefits were decreases in other non-interest expenses of $68.2 million for the three months and $93.1 million for the six months ended June 30, 1994, compared to the same periods of the prior year.

Norwest's Banking Group reported earnings of $136.2 million in the second quarter of 1994, 38.0% above second quarter 1993 earnings of $98.7 million. For the first six months of 1994, the Banking Group had net income of $264.1 million, a 30.0% increase compared with $203.1 million in 1993. Banking Group earnings in the first half of 1994 included a 11.8% growth in net interest income and a $18.5 million decrease in the provision for credit losses, partially offset by a 6.0% decrease in non-interest income.

Mortgage banking operations earned $11.5 million in the current quarter, down from $23.0 million recorded in the second quarter of 1993. For the first six months of 1994, mortgage banking operations had net income of $22.3 million, a decrease of 33.4% from the first six months of 1993 when a gain of $61.8 million was realized on the sale of $2.9 billion of servicing in accordance with the terms of a long-term contract.

Norwest Financial Services, Inc. ("Norwest Financial") reported second quarter 1994 net income of $54.3 million, an increase of 15.0% from the second quarter of 1993. Norwest Financial's net income of $106.1 million for the first six months of 1994 was up 17.1% from the first six months of 1993. Norwest Financial's net interest income increased 13.5% as average finance receivables grew 12.9%. Net interest margin widened 4 basis points, reflecting lower funding costs.

At June 30, 1994, total assets were $55.8 billion, compared with $54.7 billion at December 31, 1993. Loans and leases, net of unearned discount, increased 4.9% from year-end 1993, and totaled $30.2 billion at June 30, 1994. Total investment securities were $14.8 billion at June 30, 1994, compared with $12.7 billion at December 31, 1993, an increase of 16.4%. Deposits decreased from $36.0 billion at year-end 1993 to $34.7 billion at June 30, 1994, principally in non-interest-bearing demand deposits.

Consolidated stockholders' equity was $3.84 billion at June 30, 1994, compared with $3.76 billion at December 31, 1993. Tier 1 and total capital ratios were 10.00% and 12.40%, respectively, at June 30, 1994, compared with 9.71% and 12.39%, respectively, at December 31, 1993. The leverage ratio was 6.85% at June 30, 1994 and 6.46% at year-end 1993.

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                              SIGNATURES


	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     NORWEST CORPORATION
                                     (Registrant)

Dated:  July 21, 1994                By: /s/ Michael A. Graf
                                     Senior Vice President and Controller
                                     (Principal Accounting Officer)





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